Exhibit 99-1

The Dex One Corporation securities reported on the attached Form 4 (collectively, the Securities) are beneficially owned by Franklin Advisers, Inc.
  (FAV), an indirect wholly owned subsidiary of Franklin Resources, Inc. (FRI), in FAV's capacity as the investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 and other accounts, including Franklin Income Fund, a series of Franklin Custodian Funds, an investment company registered under the Investment Company Act of 1940, that has an interest in 10,242,757 shares of the Securities. When an investment management contract (including a sub-advisory agreement) delegates to FAV investment discretion or voting power over the Securities held in the investment advisory accounts that are subject to that agreement, FRI treats FAV as having sole investment discretion or voting authority, as the case may be, unless the agreement specifies otherwise. Accordingly, FAV reports for purposes of section 13(d) of the Securities Exchange Act of 1934, as amended (the Act), that it has sole investment discretion and voting authority over the Securities covered by any such investment management agreement.

Charles B. Johnson and Rupert H. Johnson, Jr. (the Principal Shareholders) each owns in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of FRI. FRI and the Principal Shareholders may be deemed to be, for purposes of Rule 13d-3 under the Act, the beneficial owners of Securities held by persons and entities for whom or for which FAV provides investment management services. Each of FRI, the Principal Shareholders and FAV disclaims any pecuniary interest in any of the Securities. In addition, the filing of this Form 4 should not be construed as an admission that any of FRI or the Principal Shareholders is, and each disclaims that it is, the beneficial owner, as defined in Rule 13d-3, of any of the Securities, except to the extent of that filer's pecuniary interest therein.

FRI, the Principal Shareholders and FAV believe that they are not a group within the meaning of Rule 13d-5 under the Act and that they are not otherwise required to attribute to each other the beneficial ownership of the Securities held by any of them or by any persons or entities for whom or for which FAV provides investment management services.